Patrizio & Zhao, LLC
Certified Public Accountants and Consultants	322 Route 46 West
Parsippany, NJ 07054
Tel: (973) 882-8810
Fax: (973) 882-0788
www.pzcpa.com

December 11, 2008

U.S. Securities and Exchange Commission
Division of Corporate Finance
100 F. Street, N.E.
Washington, D.C. 20549

To Whom It May Concern:

We are aware that JPAK Group, Inc. has included our report dated October 30, 2007, (Except for Note 1, 14, 15, 16 and 17 as to which the date is December 11, 2008), in its 10Q/A for the quarter ended September 30, 2007. We are also aware of our responsibilities under the Securities Act of 1933.

Yours truly,

/s/ Patrizio & Zhao, LLC
Patrizio & Zhao, LLC

PATRIZIO & ZHAO, LLC
Certified Public Accountants and Consultants

Parsippany, New Jersey